Exhibit 21.1

LIST OF CONSOLIDATED COMPANIES AND JOINT VENTURES OF AHOLD

The following list shows Ahold’s significant subsidiaries as of July 12, 2015.

Name	Jurisdiction of Incorporation	Ownership percentage as of July 12, 2015
Ahold Coffee Company B.V.	The Netherlands	100.0
AHOLD Czech Republic a.s.	Czech Republic	100.0
Ahold Europe Real Estate & Construction B.V.	The Netherlands	100.0
Ahold Finance Company N.V.	Curaçao	100.0
Ahold Finance U.S.A. LLC	Delaware, United States	100.0
Ahold Financial Services, LLC	Delaware, United States	100.0
Ahold Germany GmbH	Germany	100.0
Ahold Information Services Inc.	South Carolina, United States	100.0
Ahold Insurance N.V.	Curaçao	100.0
Ahold International Sàrl	Switzerland	100.0
Ahold Lease U.S.A., Inc.	Delaware, United States	100.0
Ahold Licensing Sàrl	Switzerland	100.0
Ahold Nederland B.V.	The Netherlands	100.0
Ahold U.S.A., Inc.	Maryland, United States	100.0
Albert Heijn B.V.	The Netherlands	100.0
Albert Heijn België N.V.	Belgium	100.0
Albert Heijn Franchising B.V.	The Netherlands	100.0
American Sales Company LLC	Delaware, United States	100.0
bol.com B.V.	The Netherlands	100.0
Etos B.V.	The Netherlands	100.0
Gall & Gall B.V.	The Netherlands	100.0
Giant Food Stores, LLC	Delaware, United States	100.0
Giant of Maryland LLC	Maryland, United States	100.0
Jerónimo Martins Retail Services S.A.	Switzerland	49.0
JMR – Gestão de Empresas de Retalho, SGPS, S.A.	Portugal	49.0
MAC Risk Management, Inc.	Massachusetts, United States	100.0
Peapod, LLC	Delaware, United States	100.0
The MollyAnna Company	Vermont, United States	100.0
The Stop & Shop Supermarket Company LLC	Delaware, United States	100.0